Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-111496, 333-134012, 333-144953 and 333-168395) of Illumina, Inc.,
(2) Registration Statement (Form S-4 No. 333-139111) of Illumina, Inc., and
(3) Registration Statements (Form S-8 Nos. 333-42866, 333-69058, 333-88808, 333-104190, 333-114633, 333-124074, 333-125133, 333-129611, 333-134399, 333-140416, 333-147389, 333-151625, 333-159662 and 333-168393, 333-188037 and 333-190322) of Illumina, Inc.;

of our reports dated February 18, 2014, with respect to the consolidated financial statements and schedule of Illumina, Inc., and the effectiveness of internal control over financial reporting of Illumina, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended December 29, 2013.

/s/ Ernst & Young LLP

San Diego, California
February 18, 2014